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              FORM 3                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION              OMB APPROVAL OMB
--------------------------------------                 Washington, D.C.  20549                            Number: 3235-0104 Expires:
                                                                                                          December 31, 2001
                                                                                                          Estimated average burden
                                                                                                          hours per response... 0.5
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Response)
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
1. Name and Address of Reporting Person  2. Date of Event Requiring   4. Issuer Name and                  6. If Amendment,
                                            Statement                    Ticker or Trading Symbol            Date of Original
                                                                          SFBC International, Inc.
Hantman        Arnold                           10/11/2000                   SFBX                           _____/_____/_____
______________________________________      (Month/Date/Year)                                               (Month/Date/Year)
(Last)         (First)       (Middle)   ----------------------------- ----------------------------------- -------------------------
                                         3. IRS or Social Security    5. Relationship of Reporting        7. Individual or Joint/
11190 Biscayne Blvd.                     Number of Reporting             Person to Issuer                    Group Filing
______________________________________   Person (Voluntary)              (Check all applicable)              (Check Applicable Line)
(Street)
                                              ###-##-####             _X_ Director      _X_ 10% Owner
Miami,          FL          33181         --------------------        _X_ Officer (give ___ Other (specify  _X_ Form filed by
______________________________________                                    title below)         below)           One Reporting
(City)       (State)          (Zip)
                                                                            Chief Executive Officer         _X_ Form filed by More
                                                                      ---------------------------------         than One Reporting
                                                                                                                Person
--------------------------------------- ----------------------------- ----------------------------------- --------------------------
                                       Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security (Inst. 4)              2. Amount of Securities         3. Ownership Form: Direct (D)   4. Nature of Indirect
                                               Beneficially Owned              or Indirect (I)                 Beneficial Ownership
                                               (Inst. 4)                       (Inst. 5.)                      (Inst. 5)
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Common Stock                                     496,744                                (D)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  Page 1
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                             (Over)
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FORM 3 (continued)         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                            2. Date Exercisable      3. Title and Amount of Securities Underlying
1. Title of Derivative         and Expiration Date      Derivative Security (Instr. 4)
   Security (Instr. 4)         (Month/Day/Year)
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                                Date     Expiration          Title             Amount or
                            Exercisable     Date                            Number of Shares
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Common Stock Options(1)      12/31/99     08/03/04        Common Stock            50,000
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
   4. Conversion or          5. Ownership Form of     6. Nature of Indirect
      Exercise Price of         Derivative Security:     Beneficial
      Derivative Security       Direct (D) or            Ownership
                                Indirect (I)             (Inst. 5)
                                (Inst. 5.)
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          $6.60                     (D)
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Explanation of Responses:

 (1)Commencing on 12/31/99, these options shall vest on each December 31 and June 30 in two equal increments of 8,334 shares and four final increments of 8,333 shares.
                                            /s/ ARNOLD HANTMAN        10/11/2000
                                            _____________________________ ______
                                         ** Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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